EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS FIRST

QUARTER 2016 RESULTS

New York, New York May 16, 2016 - Network-1 Technologies, Inc. (NYSE MKT: NTIP), a company specializing in the development, licensing, and protection of its intellectual property rights, today announced financial results for the quarter ended March 31, 2016.

Network-1 had revenue of $5,190,000 for the three months ended March 31, 2016 as compared to revenue of $5,627,000 for the three months ended March 31, 2015. The decrease of $437,000 in revenue for the three months ended March 31, 2016 was due primarily to a fully paid license entered into in connection with a litigation settlement of $440,000 in the three months ended March 31, 2015.

Network-1 reported net income of $3,820,000 or $0.16 per share (basic and diluted) for the three months ended March 31, 2016 compared with net income of $1,530,000 or $0.06 per share (basic and diluted) for the three months ended March 31, 2015.  The increased net income of $2,290,000 for the three months ended March 31, 2016 was due primarily to income of $2,280,000 from the recording of the additional deferred tax benefit in connection with the reduction of our valuation allowance.

At March 31, 2016, Network-1 had net operating loss carryforwards (NOLs) and other carryforwards totaling approximately $18,387,000 expiring through 2029, with a future tax benefit of approximately $6,396,000.  At March 31, 2016, $6,396,000 has been recorded as deferred tax assets on Network-1's balance sheet, eliminating the entire deferred tax allowance of $2,280,000 that was reflected in the year end December 31, 2015 financial statements.  The reduction in the deferred valuation allowance was due to management's determination that there was sufficient positive evidence to conclude that additional deferred tax benefits are more likely than not realizable in 2016 and future years based upon additional taxable income to be realized in 2016 and future years from legal proceedings and related license agreements.

At March 31, 2016, Network-1's principal sources of liquidity consisted of cash and cash equivalents of $20,739,000 and working capital of $24,558,000.  Network-1 believes based on its current cash position and projected licensing revenue from its existing license agreements and other revenue that it will have sufficient cash to fund its operations for the foreseeable future.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

          Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-seven (27) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.  Network-1's Remote Power Patent has generated licensing revenue in excess of $87 million from May 2007 through March 31, 2016.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

The unaudited condensed consolidated statements of operations and unaudited condensed consolidated balance sheet are attached.

	Three Months Ended March 31,
	2016	2015

REVENUE	$5,190,000	$5,627,000

OPERATING EXPENSES:
Costs of revenue Professional fees and related costs General and administrative Amortization of patents Stock-based compensation	1,486,000 452,000 403,000 414,000 12,000	1,689,000 446,000 659,000 413,000 100,000
TOTAL OPERATING EXPENSES	2,767,000	3,307,000

OPERATING INCOME	2,423,000	2,320,000
OTHER INCOME:
Interest income, net	10,000	21,000

INCOME BEFORE INCOME TAXES	2,433,000	2,341,000

INCOME TAXES:
Current	51,000	55,000
Deferred taxes (benefit), net	(1,438,000)	756,000
Total income taxes (benefit)	(1,387,000)	811,000

NET INCOME	$3,820,000	$1,530,000

Net Income Per Share
Basic	$0.16	$0.06
Diluted	$0.16	$0.06

Weighted average common shares outstanding:
Basic	23,252,751	24,089,009
Diluted	24,266,573	25,500,903

NET INCOME	$3,820,000	$1,530,000

OTHER COMPREHENSIVE INCOME:
Unrealized holding gain on securities available-for-sale arising during the period	27,000	20,000

COMPREHENSIVE INCOME	$3,847,000	$1,550,000

Condensed Balance Sheet as of March 31, 2016

Cash and cash equivalents	$20,739,000

Total current assets	$27,150,000

Total assets	$35,155,000

Total current liabilities	$2,592,000

Total long term liabilities	$-0-

Total stockholders' equity	$32,563,000